[GRAPHIC OMITTED]
                             DENBURY RESOURCES INC.

                              187,070 COMMON SHARES
                      75,000 COMMON SHARE PURCHASE WARRANTS

         Denbury Resources Inc. (the "Company" or "Denbury") is a Canadian corporation engaged in the business of oil and natural gas exploration, development and production in the states of Mississippi, Louisiana and Texas through its indirectly wholly owned subsidiary, Denbury Management, Inc. ("Denbury Management"), a Texas corporation. The dollar disclosures contained herein are reported in U.S. dollars unless otherwise noted and all share information contained in this prospectus has been adjusted to reflect a one-for-two reverse split of the Common Shares, effective on October 10, 1996.

         This Prospectus relates to the resale from time to time by shareholders ("Selling Shareholders") of up to 112,070 common shares (the "Common Shares") of the Company acquired by the Selling Shareholders upon the exercise of an equal number of Special Warrants. The Special Warrants were issued in 1995 to a limited number of accredited investors pursuant to exemptions from the registration and prospectus delivery requirements under applicable Canadian and U.S. laws. The Company will not receive any proceeds from the sale of these securities. Of the Common Shares issued upon the exercise of the Special Warrants, 29,036 were issued to Southcoast Capital Corporation pursuant to an Agency Agreement with the Company in payment of their fee for the placement of the Special Warrants.

         This Prospectus also relates to the resale of up to 75,000 Common Share Purchase Warrants and the 75,000 Common Shares to be issued upon exercise of the 75,000 Common Share Purchase Warrants. The 75,000 Common Share Purchase Warrants were issued to Internationale Nederlanden (U.S.) Capital Corporation ("INCC") effective May 5, 1995, as part of the consideration for the extension of credit by INCC to Denbury Management. Each Common Share Purchase Warrant entitles INCC to acquire one Common Share for Cdn. $8.40 at any time within five years of issuance.

         The Common Shares may be offered from time to time by the Selling Shareholders, a limited number of United Stated and Canadian institutional investors and one individual, who have acquired them upon exercise of the Special Warrants and who will acquire them upon exercise of the Common Share Purchase Warrants. Common Share Purchase Warrants may also be offered from time to time by INCC.

         Since the beginning of this offering, 518,572 Common Shares have been sold by the selling shareholders, including 75,000 Common Shares issued to INCC on the exercise of 75,000 Common Share Purchase Warrants. Thus, originally 705,642 Common Shares and 150,000 Common Share Purchase Warrants were covered by the registration statement of which this Prospectus is a part.

         The outstanding Common Shares of the Company are listed on The Toronto Stock Exchange (the "TSE") under the trading symbol "DNR" and on the Nasdaq National Market System ("NASDAQ") under the symbol "DENRF". The closing price of the Common Shares on the TSE and NASDAQ (as reported by such exchange) on April 24, 1997, was Cdn. $18.85 and U.S. $13.50, respectively. The Company has applied for listing on the New York Stock Exchange with trading expected to commence on May 8, 1997 under the trading symbol "DNR", at which time the Company will suspend trading on NASDAQ.

          INVESTMENT IN THE COMMON SHARES OR THE COMMON SHARE PURCHASE
WARRANTS SHOULD BE CONSIDERED SPECULATIVE. SEE "RISK FACTORS" ON PAGE 5 OF THIS
  PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN
                 EVALUATING AN INVESTMENT IN THESE SECURITIES.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
           ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS APRIL 29, 1997.

                              AVAILABLE INFORMATION

         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 5th Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the SEC: 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, at prescribed rates. In addition, such materials filed electronically by the Company with the SEC are available at the SEC's World Wide Web site at http://www.sec.gov. The Company's Common Shares will be traded on the NASDAQ National Market System through at least May 7, 1997 and such reports, proxy statements and other information may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. The Company's Common Shares are expected to commence trading on the New York Stock Exchange on May 8, 1997 and thereafter, such reports, proxy statements and other information may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005.

         The Company has filed with the SEC a Registration Statement on Form S-3 (of which this Prospectus is a part) under the Securities Act of 1933, as amended, with respect to the securities offered hereby. This Prospectus does not contain exhibits and schedules and certain other information which is part of the Registration Statement and which have been omitted from this Prospectus as permitted by the rules and regulations of the SEC. Statements contained herein concerning the contents of any contract, agreement or other document filed as an exhibit to the Registration Statement are necessarily summaries of such contracts, agreements or documents and are qualified in their entirety by reference to each such exhibit. The Registration Statement and the exhibits and schedules forming a part thereof can be obtained from the SEC.

                      INFORMATION INCORPORATED BY REFERENCE

         The following documents which have been filed with the Commission are incorporated herein by reference: The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and the description of the Common Shares contained in the Company's prospectus dated October 24, 1996, filed as part of the Company's Form S-1 Registration Statement No. 33-12005.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of Common Shares to be made hereunder shall be deemed to be incorporated herein by reference and made a part hereof from the date of filing.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         Any person receiving a copy of this Prospectus may obtain without charge a copy of any document or part thereof incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information the Registration Statement incorporates), upon written or oral request. Requests should be directed to Phil Rykhoek, Chief Financial Officer and Corporate Secretary, Denbury Resources Inc., 17304 Preston Road, Suite 200, Dallas Texas, 75252, (972)713-3000.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety and should be read in conjunction with the detailed information appearing elsewhere in this Prospectus. Investors should carefully consider the information set forth under "Risk Factors". All dollar amounts in this Prospectus, unless otherwise indicated, are expressed in United States dollars and all financial data is presented in accordance with generally accepted accounting principles in Canada. All share information contained in this Prospectus has been adjusted to reflect a one-for-two reverse split of the Common Shares, effective on October 10, 1996. The terms "Denbury" and the "Company" refer to Denbury Resources Inc., a Canadian corporation, and all references to the operations and assets of the Company include those of its wholly-owned subsidiaries. Certain terms used therein are defined in the Glossary included elsewhere in this Prospectus. The executive offices of the Company are located at 17304 Preston Road, Suite 200, Dallas, Texas 75252, and its telephone number is (972) 713-3000. The Company's Canadian office is located at 2550, 140 Fourth Avenue, S.W., Calgary, Alberta T2P 3N3, and the telephone number is (403) 266-1101.

                                   THE COMPANY

         Denbury  is an  independent  energy  company  engaged  in  acquisition, development and exploration activities in the U.S. Gulf Coast region. Since 1993, after having disposed of its Canadian oil and natural gas properties, the Company has focused its operations primarily onshore in Louisiana and Mississippi. Over the last three years, the Company has achieved rapid growth in proved reserves, production and cash flow by concentrating on the acquisition of properties which it believes have significant upside potential and through the efficient development, enhancement and operation of those properties.

         For the three-year period ended December 31, 1996, the Company increased its proved reserves by 56% per annum, from 11.2 MMBOE at December 31, 1994 to 27.4 MMBOE. Over the same three-year period, the Company also increased its average daily production by 69% per annum, from 2,858 BOE/d to 8,167 BOE/d. For the three-year period ended December 31, 1996, Adjusted EBITDA grew at an annual rate of 120%, from $7.2 million to $34.9 million.

         As of December 31, 1996, the Company had proved reserves of 15.1 MMBbls and 74.1 Bcf. At such date, the PV10 Value was $316.1 million, of which $267.7 million was attributable to proved developed reserves. Denbury operates wells comprising approximately 68% of its PV10 Value. The twelve largest fields owned by the Company constitute approximately 80% of its estimated proved reserves and within these twelve fields, Denbury owns an average working interest of 84%.

                                  THE OFFERING

COMMON SHARES ISSUED
AND OUTSTANDING:    20,118,796 Common  Shares of the Company were outstanding as of March  31, 1997.  As  of the  same  date,  an  additional
                    2,392,275 shares were issuable pursuant to outstanding subscriptions, warrants, options or other rights to purchase
                    Common Shares.

SECURITIES OFFERED
FOR RESALE:         112,070  Common  Shares  owned by the  Selling  Shareholders resulting  from exercise of the Special  Warrants and 75,000
                    Common  Shares  issuable  upon the exercise of 75,000 Common
                    Share Purchase Warrants.

                    75,000 Common Share Purchase Warrants.


COMMON SHARE PURCHASE
WARRANTS:           A total of  150,000  Common  Share  Purchase  Warrants  were issued effective May 5, 1995, to Internationale  Nederlanden
                    (U.S.) Capital Corporation ("INCC") which gives INCC the right to acquire one Common Share at any time until May 5, 2000, for a price of Cdn. $8.40. As of the date of this Prospectus, 75,000 of the Common Share Purchase Warrants had been exercised.


TRADING MARKET:     The  Common  Shares  are  listed on NASDAQ  under the symbol
                    "DENRF" and on the Toronto Stock  Exchange  under the symbol
                    "DNR".  The  Company has applied for listing on The New York
                    Stock Exchange with trading expected to commence on May 8, 1997 under the trading symbol "DNR", at which time the Company will suspend trading on NASDAQ.


RISK FACTORS:       An investment in the Common Shares  involves certain  risks.
                    See "Risk Factors."

                                  RISK FACTORS

         In addition to other information set forth elsewhere in this Prospectus, the following factors relating to the Company should be considered when evaluating an investment in the Common Shares and Common Share Purchase Warrants offered hereby.

PRICE FLUCTUATIONS AND MARKETS

         The Company's revenue, profitability and future rate of growth are substantially dependent upon the price of, and demand for, oil, natural gas and natural gas liquids. Historically the markets for oil and natural gas have been volatile and are likely to continue to be volatile in the future. The prices for oil and natural gas are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond the control of the Company. These factors include the level of consumer product demand, weather conditions, domestic and foreign governmental relations and taxes, the price and availability of alternative fuels, political conditions in the Middle East and other petroleum producing areas, the foreign supply of oil and natural gas, the price of foreign imports and overall economic conditions. It is impossible to predict future oil and natural gas price movements with any certainty. Declines in oil and natural gas prices would not only reduce revenue, but could reduce the amount of the Company's oil and natural gas that can be produced economically and could, therefore, have a material adverse effect on the Company's financial condition, results of operations and reserves. In an effort to minimize the effect of price volatility, the Company has in the past entered into hedging arrangements from time to time. The Company did not have any financial hedging contracts in place as of the date of this Prospectus, although it may have such contracts in the future.

         The availability of a ready market for the Company's oil and natural gas production also depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to, and the capacity of, oil and natural gas gathering systems, pipelines or trucking and terminal facilities. Wells may be temporarily shut- in for lack of a market or due to inadequacy or unavailability of pipeline or gathering system capacity.

NEED TO REPLACE RESERVES

         The Company's future success depends on its ability to find, develop or acquire additional oil and natural gas reserves that are recoverable on an attractive economic basis. Unless the Company successfully replaces the reserves that it produces (through development, exploration or acquisitions), the Company's proved reserves will decline. Furthermore, approximately 49% of the Company's proved developed reserves at December 31, 1996 are located in the lower Gulf Coast geosyncline in southern Louisiana which is characterized by relatively rapid decline rates. Approximately 55% of the Company's total proved reserves at December 31, 1996 were either proved undeveloped or proved developed non-producing. Recovery of such reserves will require significant capital expenditures and successful drilling operations. There can be no assurance that the Company will continue to be successful in its effort to develop or replace its proved reserves.

DRILLING AND OPERATING RISKS

         Drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered. There can be no assurance that new wells drilled by the Company will be productive or that the Company will recover all or any portion of its investment. Drilling for oil and natural gas may involve unprofitable efforts, not only from dry wells but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. The cost of drilling, completing and operating wells is often uncertain. The Company's drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which are beyond the Company's control, including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment and services.

         The Company's operations are subject to all of the risks normally incident to the operation and development of oil and natural gas properties and the drilling of oil and natural gas wells, including encountering unexpected formations or pressures, blow-outs, the release of contaminants into the environment, cratering and fires, all of which could result in personal injuries, loss of life, damage to property of the Company and others, and the imposition of fines and penalties pursuant to environmental legislation. The Company is not fully insured against all of these risks, nor are all such risks insurable. Although the Company maintains liability insurance in an amount which it considers adequate, the nature of these risks is such that liabilities could exceed policy limits, or as in the case of environmental fines and penalties, be uninsurable, in which event the Company could incur significant costs that could have a material adverse effect upon its financial condition. The Company believes that it has proper procedures in place and that its operating staff carries out their work in a manner designed to mitigate these risks.

         The Company has focused its oil and natural gas operations in certain key areas and currently receives approximately 80% of its production from 12 fields. Any interruption to these key areas could materially adversely affect the operations of the Company. In the majority of the Company's Mississippi fields, significant amounts of saltwater are produced which require disposal. Currently, the Company is able to dispose of such saltwater economically, but should it be unable to do so in the future, production from these fields would become uneconomical.

UNCERTAINTY OF ESTIMATES OF OIL AND NATURAL GAS RESERVES

         Estimates of the Company's proved developed oil and natural gas reserves and future net revenues therefrom are based on reserve reports prepared by independent petroleum engineers. The estimation of reserves requires substantial judgment on the part of the petroleum engineers, resulting in imprecise determinations, particularly with respect to new discoveries. Different reserve engineers may make different estimates of reserve quantities and revenues attributable thereto based on the same data. The accuracy of any reserve estimate depends on the quality of available data as well as engineering and geological interpretation and judgment. The Company's reserves are primarily water- drive reservoirs which can increase the uncertainty of the estimates that have been prepared. Results of drilling, testing and production or price changes subsequent to the date of the estimate may result in revisions to such estimates. The estimates of future net revenues reflect oil and natural gas prices as of the date of estimation, without escalation. There can be no assurance, however, that such prices will be realized or that the estimated production volumes will be produced during the periods indicated. Future performance that deviates significantly from the reserve reports could have a material adverse effect on the Company.

ACQUISITION RISKS

         The Company's rapid growth in recent years has been attributable in significant part to acquisitions of producing properties. The Company expects to continue to evaluate and, where appropriate, pursue acquisition opportunities on terms management considers favorable to the Company. There can be no assurance that suitable acquisition candidates will be identified in the future, nor that they will be integrated successfully into the Company's operations or successful in achieving desired profitability objectives. In addition, the Company competes against other companies for acquisitions, and there can be no assurance that the Company will be successful in the acquisition of any material property interests.

         The successful acquisition of producing properties requires an assessment of recoverable reserves, exploration potential, future oil and natural gas prices, operating costs, potential environmental and other liabilities and other factors beyond the Company's control. In connection with such an assessment, the Company performs a review of the subject properties that it believes to be generally consistent with industry practices. Nonetheless, the resulting assessments are necessarily inexact and their accuracy inherently uncertain, and such a review may not reveal all existing or potential problems, nor will it necessarily permit a buyer to become sufficiently familiar with the properties to fully assess their merits and deficiencies. Inspections may not always be performed on every platform or well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken.

         Additionally, significant acquisitions can change the nature of the operations and business of the Company depending upon the character of the acquired properties, which may be substantially different in operating and geologic characteristics or geographic location than existing properties. While it is the Company's current intent to concentrate on acquiring producing properties with development and exploration potential located in the Gulf Coast region, there is no assurance that the Company will not pursue acquisitions or properties located in other geographic regions.

SUBSTANTIAL CAPITAL REQUIREMENTS

         In the future, the Company will require additional funds to develop, maintain and acquire additional interests in existing or newly-acquired properties. During the last three years, the Company's capital expenditures have averaged five times more than its cash flow from operations (exclusive of the changes in non-cash working capital balances). Historically, the Company has funded these expenditures principally through debt and equity. As of March 31, 1997, the Company had a $60.0 million borrowing base on its Credit Facility, $59.3 million of which was available. The borrowing base on this facility will be redetermined semi-annually by the lender in its sole discretion and there can be no assurance the borrowing base will be maintained at its present level.

         Although the Company carefully monitors its capital requirements and plans its expenditures accordingly, and believes that it will be able to meet all of its obligations in the future, there can be no assurance that additional capital will always be available to the Company in the future or that it will be available on terms that are acceptable to the Company. Should outside capital resources be limited, the rate of Company growth would substantially decline, and there can also be no assurance that the Company would be able to continue to increase its oil and natural gas production or oil and natural gas reserves. Numerous factors affect the cost and availability of capital, including market conditions, the Company's results of operations and the rate of the Company's drilling successes.

CONTROLLING SHAREHOLDER

         In December 1995, the Company completed a $40.0 million private placement of securities to partnerships affiliated with the Texas Pacific Group ("TPG") consisting of convertible preferred shares, Common Shares and warrants (the "TPG Placement"). The convertible preferred shares were converted into approximately 2.8 million Common Shares in October, 1996. TPG also bought an additional 800,000 Common Shares directly from the Company in October 1996 as part of a public offering. As of the date of this prospectus, TPG is the beneficial owner of approximately 41% of the Common Shares outstanding. TPG is entitled to nominate a minimum of three of seven representatives to the Company's Board of Directors as long as TPG maintains certain ownership levels. The current Board of Directors has six members of which three members were nominated by TPG. In addition, certain transactions, including changes to the number of board members, amendments to the Company's Articles of Continuance, certain issuances of debt, certain acquisitions and dispositions, and most issuances of equity, require the two-thirds majority of the Board of Directors, which cannot be obtained without the approval of at least one TPG representative. Additionally, TPG has the right, but not the obligation to maintain its pro rata ownership interest in the equity securities of the Company in the event the Company issues any additional equity securities or securities convertible into Common Shares of the Company by purchasing additional shares on the same terms and conditions. However, this right expires should TPG's ownership interest fall below 20%.

SHARES ELIGIBLE FOR FUTURE SALE

         The Company had 20,118,796 Common Shares outstanding as of March 31, 1997. As of such date, TPG had beneficial ownership of 8,408,038 Common Shares of which 7,608,038 Common Shares are "restricted" securities within the meaning of the Securities Act as a result of the issuance thereof in a private transaction. The Company believes that such "restricted" Common Shares are eligible for sale on the open market from time to time under Rule 144.

         In addition, the Company has granted certain registration rights to TPG. After December 21, 1997 and until December 21, 2000, TPG has the right, subject to certain conditions, to demand that its stock be registered under the Securities Act on one occasion. TPG also has "piggyback" registration rights and, subject to certain conditions, may participate in a future registration by the Company of Common Shares (or securities convertible into or exchangeable for, or options, warrants or other rights to acquire, Common Shares) under the Securities Act.

         The sale of a substantial number of Common Shares or the availability of a substantial number of shares for sale may adversely affect the market price of the Common Shares and could impair the Company's ability to raise additional capital through the sale of its equity securities.

DEPENDENCE ON KEY PERSONNEL

         The Company believes that its continued success will depend to a significant extent upon the abilities and continued efforts of its board of directors and its senior management, particularly Gareth Roberts, its Chief Executive Officer and President. The Company does not have any employment agreements and does not maintain any key man life insurance. The loss of the services from any of its key personnel could have a material adverse effect on the Company's results of operations. The success of the Company will also depend, in part, upon the Company's ability to find, hire and retain additional key management personnel who are also being sought by other businesses. The inability to find, hire and retain such personnel could have a material adverse effect upon the Company's results of operations.

COMPETITION

         The Company operates in a highly competitive environment. The Company competes with major integrated and independent energy companies for the acquisition of desirable oil and natural gas properties, as well as for the equipment and labor required to develop and operate such properties. Many of these competitors have financial and other resources substantially greater than those of the Company.

GOVERNMENTAL AND ENVIRONMENTAL REGULATION

         The production of oil and natural gas is subject to regulation under a wide range of United States federal and state statutes, rules, orders and regulations. State and federal statutes and regulations require permits for drilling, reworking and recompletion operations, drilling bonds and reports concerning operations. Most states in which the Company owns and operates properties have regulations governing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from oil and natural gas wells and the regulation of the spacing, plugging and abandonment of wells. Many states also restrict production to the market demand for oil and natural gas and several states have indicated interest in revising applicable regulations in light of the persistent oversupply and low prices for oil and natural gas production. These regulations may limit the rate at which oil and natural gas could otherwise be produced from the Company's properties. Some states have also enacted statutes prescribing ceiling prices for natural gas sold within the state.

         Various federal, state and local laws and regulations relating to the protection of the environment may affect the Company's operations and costs. In particular, the Company's production operations, its salt water disposal operations and its use of facilities for treating, processing or otherwise handling hydrocarbons and wastes therefrom are subject to stringent environmental regulation. The majority of the Company's Louisiana activity is conducted in a marsh environment where environmental regulations are somewhat greater. Although compliance with these regulations increases the cost of Company operations, such compliance has not had a material effect on the Company's capital expenditures, earnings or competitive position. Environmental regulations have historically been subject to frequent change by regulatory authorities and the Company is unable to predict the ongoing cost of complying with these laws and regulations or the future impact of such regulations on its operations. A significant discharge of hydrocarbons into the environment could, to the extent such event is not insured, subject the Company to substantial expense.

AUTHORIZATION AND DISCRETIONARY ISSUANCE OF PREFERRED SHARES; ANTI-TAKEOVER
 PROVISIONS

         The Company's Articles of Continuance authorize the future issuance of an unlimited number of First Preferred Shares and Second Preferred Shares (collectively, the "Preferred Shares"), with such designations, rights, privileges, restrictions and conditions as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue Preferred Shares with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of holders of the Company's Common Shares. In the event of issuance, the Preferred Shares could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Such actions could have the effect of discouraging bids for the Company, thereby preventing shareholders from receiving the maximum value for their shares. Although the Company has no present intention to issue any additional Preferred Shares, there can be no assurance that the Company will not do so in the future.

         The Investment Canada Act includes provisions that are intended to encourage persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the Company's Board of Directors rather than pursue non-negotiated takeover attempts. These existing anti-takeover provisions may have a significant effect on the ability of a shareholder to benefit from certain kinds of transactions that may be opposed by the incumbent Board of Directors.

NO DIVIDENDS

         During the last five fiscal years, the Company has not paid any dividends on its outstanding Common Shares, nor does the Company intend to do so. In addition, the Company is restricted from doing so under its Credit Facility. The Company currently intends to retain its cash for the continued expansion of its business, including exploration, development and acquisition activities.

FORWARD-LOOKING INFORMATION

         All statements other than statements of historical fact contained in this Prospectus are forward-looking statements. Forward-looking statements in this Prospectus generally are accompanied by words such as "anticipate," "believe," "estimate," "project" or "expect" or similar statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements include the aforementioned risks described under "Risk Factors," such as the fluctuations of the prices received or demand for the Company's oil and natural gas, the uncertainty of drilling results and reserve estimates, operating hazards, acquisition risks, requirements for capital, general economic conditions, the competition from other exploration, development and production companies and the effects of governmental and environmental regulation. All forward-looking statements in this Prospectus are expressly qualified in their entirety by the cautionary statements in this paragraph.

                            DESCRIPTION OF SECURITIES

GENERAL

         The authorized share capital of Denbury consists of an unlimited number of Common Shares, of which 20,118,796 were issued and outstanding as of March 31, 1997, and two classes of preferred shares, unlimited in number and issuable in series. In addition to the issued and outstanding Common Shares, options to purchase Common Shares and other forms of convertible securities for Common Shares are outstanding.

         There are no limitations imposed by Canadian legislation or regulations or by the Articles of Continuance or By-laws of the Company on the right of holders of either the Common Shares or the Common Share Purchase Warrants who are not residents of Canada to hold or vote the Common Shares or to hold the Common Share Purchase Warrants.

         The following is a general description of the material rights, privileges, restrictions and conditions attaching to the securities being offered hereby.

COMMON SHARES

         The holders of the Common Shares are entitled to one vote for each Common Share held at all meetings of shareholders of the Company, other than meetings of the holders of any other class of shares meeting as a class or the holders of one or more series of any class of shares meeting as a series; are entitled to any dividends that may be declared by the board of directors thereon; and in the event of liquidation, dissolution or winding-up of the Company, are entitled, subject to the rights of the holders of shares ranking prior to the Common Shares, to share rateably in such assets of the Company as are available for distribution. The holders of Common Shares have no preemptive rights. TPG was granted certain demand and "piggyback" registration rights and preemptive rights in connection with the TPG Placement.

COMMON SHARE PURCHASE WARRANTS

         A total of 150,000 $8.40 Common Share Purchase Warrants have been registered under the registration statement of which this Prospectus is a part. Each Common Share Purchase Warrant entitles the holder to purchase one Common Share at a price of Cdn. $8.40 per share, subject to adjustment in certain circumstances, during the period that commenced on May 5, 1995, and which ends on May 5, 2000. As of March 31, 1997, there were 75,000 Common Share Purchase Warrants outstanding with these terms. The $8.40 Common Share Purchase Warrants are being registered hereby in accordance with a Registration Rights Agreement between the Company and Internationale Nederlanden (U.S.) Capital Corporation which required the Company to maintain a continuously effective registration statement for a two-year period.

         In addition, there are 625,000 Common Share Purchase Warrants outstanding entitling the holder to purchase Common Shares at a price of U.S. $7.40 per share, subject to adjustment in certain circumstances, during the period that commenced on December 21, 1995 and which ends on December 21, 1999.

         The exercise price and number of Common Shares issuable on exercise of the $8.40 Common Share Purchase Warrants are subject to adjustment in certain circumstances, including in the event of a stock dividend or other distribution to all shareholders of assets or debt instruments of the Company, recapitalization, reorganization, merger or consolidation of the Company. Additionally, such adjustments shall be made upon the issuance of rights, options or warrants to all or substantially all of the holders of outstanding Common Shares entitling them to purchase Common Shares at a price per share that is less than 92.5% of the Current Market Prices (as defined in the $8.40 Common Share Purchase Warrant Certificate).

                          SELLING SECURITY HOLDERS AND
                              PLAN OF DISTRIBUTION

         In April 1995, the Company privately offered and sold to investors in the United States and Canada (collectively, the "Selling Shareholders"), consisting of certain institutional investors and one individual, 614,142 Special Warrants to purchase Common Shares of the Company. During May 1995, the Company also issued 150,000 Common Share Purchase Warrants to Internationale Nederlanden (U.S.) Capital Corporation (INCC). Each of the Special Warrants were, and the Common Share Purchase Warrants may be, exchanged for one Common Share for each warrant. In both cases, the Company agreed to file with the Securities and Exchange Commission a Registration Statement covering resales of the Common Shares and, in the case of the Common Share Purchase Warrants, covering resales of the Common Share Purchase Warrants themselves. No Selling Shareholder has had a position, office or other material relationship with the Company or any of its affiliates within the three years preceding the date of this Prospectus, except that INCC, as part of the transaction whereby it became a security holder, extended a $22,000,000 credit facility to Denbury Management, and contemporaneously therewith, entered into an oil swap contract with Denbury Management for varying amounts of oil per month at $18.83. As of the date of this Prospectus, INCC was one of three banks that is a party to the Company's bank credit agreement. The Company did not have any type of hedging contracts in place as of the date of this Prospectus. None of the Selling Shareholders owned any Common Shares or warrants prior to the April and May 1995 purchases. Assuming each Selling Shareholder sells all the Common Shares and/or the Common Share Purchase Warrants to be offered for its account pursuant hereto and acquires no additional Common Shares or warrants, none of the Selling Shareholders, except for Roytor & Co. as indicated below, will own any Common Shares after completion of the resale.

         The following table sets forth information, as of the date hereof, regarding the Selling Shareholders, the number of securities to be offered for the account of each and the type of securities owned.

                                         AMOUNT AND TYPE TO BE
                                          OFFERED FOR SELLING          AMOUNT AND % OF CLASS
                                         SHAREHOLDERS' ACCOUNT       TO BE OWNED AFTER RESALE
                                        -----------------------     --------------------------
Lester F. Alexander                              540 Common                    -0-
Frank Bracken                                    915 Common                    -0-
Janet F. Clark                                   810 Common                    -0-
Richard Funchess                                 203 Common                    -0-
Mathew P. LeCorgne                               810 Common                    -0-
G. Walter Lowenbaum                              332 Common                    -0-
Stephen A. Neal                                2,077 Common                    -0-
Roytor & Co.                                 106,383 Common                  71,950 *
Internationale Nederlanden (U.S.)             75,000 Common                    -0-
Capital Corporation                       Purchase Warrants
                                       and/or Common Shares

* Represents less than 1% of the outstanding Common Shares

       All or a portion of the Common Shares or Common Share Purchase Warrants may be sold from time to time (i) on any exchange on which the Company is listed at prevailing market prices, (ii) otherwise than on any exchange on which the Company is listed at prevailing market prices or negotiated prices, (iii) in block transactions, ordinary brokerage transactions, sales-to-broker dealers acting as principals or otherwise, (iv) in underwritten transactions, or (v) by a combination of the foregoing methods of sale. The Company will receive no portions of the proceeds of any sales of Common Shares or Common Share Purchase Warrants by the Selling Shareholders, but will bear all expenses of registering the Common Shares under the Securities Act of 1933, as amended.

       No underwriter has been engaged by the Company to participate in the resale of the Common Shares or Common Share Purchase Warrants, although the Selling Shareholders may, at their discretion, engage an underwriter. The Selling Shareholders will bear all commissions and other fees payable to brokers and dealers and all taxes payable in connection with resales of the Common Shares or Common Share Purchase Warrants.

                                  LEGAL MATTERS

       The legality of the Common Shares offered hereby have been passed upon for the Company by Burnet, Duckworth & Palmer, Calgary, Alberta.
                                     EXPERTS

       The consolidated financial statements and schedule, incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Denbury Resources Inc. for the year ended December 31, 1996, have been audited by Deloitte & Touche, Chartered Accountants, Calgary, Alberta, Canada, as stated in their reports appearing therein and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                    GLOSSARY


The terms defined in this section are used throughout this Prospectus.

     ADJUSTED EBITDA. Adjusted EBITDA represents earnings before interest income, interest expense, income taxes, depletion and depreciation, gain on sale of oil and gas properties, imputed preferred dividends and losses on early extinguishment of debt.

     BBL. One stock tank barrel, of 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

     BBLS/D.  Barrels of oil produced per day.

     BCF.  One billion cubic feet of natural gas.

     BOE. One barrel of oil equivalent using the ratio of one barrel of crude oil, condensate or natural gas liquids to 6 Mcf of natural gas.

     BOE/D.  BOEs produced per day.

     BTU. British thermal unit, which is the heat required to raise the temperature of a one-pound mass of water from 58.5 to 59.5 degrees Fahrenheit.

     CDN.  Canadian.

     MCF.  One thousand cubic feet of natural gas.

     MCF/D.  One thousand cubic of natural gas produced per day.

     MMBBL. One million barrels of crude oil or other liquid hydrocarbons.

     MMBOE.  One million BOEs.

     PV10 VALUE. When used with respect to oil and natural gas reserves, PV10 Value means the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs in effect at the determination date, without giving effect to non-property related expenses such as general and administrative expenses, debt service and future income tax expense or to depreciation, depletion and amortization, discounted using an annual discount rate of 10% in accordance with the guidelines of the SEC.

     PROVED DEVELOPED RESERVES. Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

     PROVED RESERVES. The estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

NO DEALER, SALESMAN, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES NOR DOES IT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER AT ANY TIME SHALL IMPLY THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              --------------------


                                TABLE OF CONTENTS
                                                                            PAGE

AVAILABLE INFORMATION........................................................  2
INFORMATION INCORPORATED BY REFERENCE........................................  2
PROSPECTUS SUMMARY...........................................................  3
THE COMPANY..................................................................  3
THE OFFERING.................................................................  3
RISK FACTORS.................................................................  5
DESCRIPTION OF SECURITIES.................................................... 10
SELLING SECURITY HOLDERS..................................................... 11
LEGAL MATTERS................................................................ 12
EXPERTS...................................................................... 12
GLOSSARY..................................................................... 13

                                     187,070
                                  COMMON SHARES



                               75,000 COMMON SHARE
                                PURCHASE WARRANTS




                                   PROSPECTUS


                                [GRAPHIC OMITTED]




                                 April 29, 1997